Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this "Amendment"), dated August 24, 2020, amends the Employment Agreement (the "Employment Agreement") dated November 15, 2017 between InfuSystem Holdings, Inc., a Delaware corporation (the "Company"), and Richard A. DiIorio, an individual ("Employee").

WHEREAS, the Company and Employee desire to amend the Employment Agreement to provide Employee with appropriate market-based terms not addressed in the Employment Agreement;

NOW, THEREFORE, for such consideration as set forth herein, the sufficiency of which is acknowledged by the Company and Employee, the Company and Employee agree to amend the Employment Agreement as follows:

1.	The following new definitions are hereby added to Section 1 of the Employment Agreement to read as follows:

"Change of Control" means: (a) the sale of all or substantially all of the assets of the Company; (b) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group.

"Change of Control Termination" means an Involuntary Termination within two months prior to, or six months following, a Change of Control. For the avoidance of doubt, a termination may be either an Involuntary Termination or a Change of Control Termination, but not both.

2.	Section 6.A. of the Employment Agreement is hereby amended and restated to read as follows:

A.	Employee's base salary will be paid at the rate of $550,000 per annum.

3.	Section 6.C. of the Employment Agreement is hereby amended and restated to read as follows:

C.     Commencing with the year 2020, Employee will be eligible for an annual incentive compensation bonus of up to seventy percent (70%) of Employee's then-current base salary based upon satisfaction of certain performance objectives. These performance objectives will be developed annually by the Compensation Committee of the Board, in its sole discretion, and will relate to, among other things, the Company's Annual Operating Plan. All bonuses payable to Employee hereunder will be paid within sixty (60) days after the end of the calendar year for which the incentive compensation was earned; provided, however, that if it is administratively impracticable to make the payment by such date, the payment shall be made as soon as reasonably practicable thereafter, but in any event by the fifteenth (15th) day of the third (3rd) month following the calendar year for which the incentive compensation was earned. All bonuses pursuant to this paragraph, including Employee's satisfaction of the performance objective applicable to any such bonus, are subject to approval of the Compensation Committee, in its sole discretion.

4.	A new Section 7.C. is hereby added to the Employment Agreement to read as follows:

C.	The Company will provide to Employee a Company-leased automobile of year, make and model selected by Employee (subject to the approval of the Company as to a reasonable amount).

5.	Section 9.A. of the Employment Agreement is hereby amended and restated to read as follows:

A.

Death and Permanent Disability. Upon Employee's death or permanent disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate and no further compensation will become payable to Employee pursuant to Section 6 or Section 7. Should Employee's employment with the Company terminate by reason of Employee's death or permanent disability during the Employment Period, (i) the unpaid base salary earned by Employee pursuant to Section 6.A for services rendered through the date of Employee's death or permanent disability, as applicable, (ii) any accrued but unpaid compensation pursuant to Section 6.C determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year ("Bonus Amount") as of the date of death or permanent disability, (iii) unreimbursed amounts under Section 7.A, and (iv) the limited death, disability, and/or income continuation benefits provided under Section 7.B, if any, will be payable within thirty (30) days of the death or permanent disability, excluding any Bonus Amount, which will be paid in accordance with Section 6.C. For purposes of this Agreement, Employee will be deemed "permanently disabled" if Employee is so characterized pursuant to the terms of the Company's disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if Employee is unable to perform his duties or responsibilities to the Company as a result of physical or mental ailment or incapacity for an aggregate period of one hundred and eighty (180) calendar days (whether or not consecutive).

6.	Section 9.B. of the Employment Agreement is hereby amended and restated to read as follows:

B.

Involuntary Termination; Change of Control Termination. Upon termination of Employee's employment by reason of Involuntary Termination or Change of Control Termination (other than a Termination for Cause), the employment relationship created pursuant to this Agreement will terminate and no further compensation will become payable to Employee pursuant to Section 6 or Section 7 upon the effectiveness of such Involuntary Termination or Change of Control Termination. Upon Employee's Involuntary Termination or Change of Control Termination (other than a Termination for Cause), Employee will be entitled to receive only the amounts provided in this Section 9.B: (i) the unpaid base salary earned by Employee pursuant to Section 6.A for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) unreimbursed amounts under Section 7.A; (iv) a lump sum severance payment in an aggregate amount equal to three (3) months (in the case of an Involuntary Termination) or twelve (12) months (in the case of a Change of Control Termination) of the Employee's then current base salary; and (v) three (3) months of COBRA coverage under the Company's medical, dental and vision plans, as then in effect, at the cost paid by active employees of the Company, if and to the extent the Employee and his eligible dependents (a) are participating in such plans on his effective date of termination and (b) timely enroll for COBRA coverage thereunder. The severance pay and benefits in respect of clauses (iv) and (v) shall be contingent upon Employee's execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of all claims against the Company and its Affiliates and their respective directors, officers, employees and representatives, arising from or in connection with this Agreement or Employee's employment with the Company, subject to applicable law. Further, the severance pay and benefits set forth in clauses (iv) and (v) shall be contingent upon Employee's continued performance of his obligations under Sections 8.A, 8.B, 8.D, 8.E and 8.G. Any payments in respect of clauses (i) or (iii) shall be made within thirty (30) days of such Involuntary Termination or Change of Control Termination; any Bonus Amount in respect of clause (ii) shall be paid in accordance with Section 6.C; and any severance amount in respect of clause (iv) shall be paid as soon as administratively feasible after the Employee's execution and delivery to the Company an unconditional general release, as described in this Section 9.B.

7.	Section 9.C. of the Employment Agreement is hereby amended and restated to read as follows:

C.

Termination for Cause. The Company may at any time, upon written notice, terminate Employee's employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon such Termination for Cause, the Company will only be required to pay Employee (i) any unpaid compensation earned by Employee pursuant to Section 6.A, (ii) any accrued and unpaid Bonus Amount, and (iii) unreimbursed amounts under Section 7.A; no termination or severance benefits will be payable to Employee under Section 9.B. Any payments in respect of clauses (i) or (iii) shall be made within thirty (30) days of such Involuntary Termination; and any Bonus Amount shall be paid in accordance with Section 6.C.

8.	Section 18 of the Employment Agreement is hereby amended and restated to read as follows:

18.

Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at Office of the Corporate Secretary, 3851 W. Hamlin Road, Rochester Hills, Michigan 48309 and to Employee at the most recent address reflected in the Company's permanent records.

9.	In all other respects, the provisions of the Employment Agreement will remain in full force and effect.

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This Amendment is adopted on August 24, 2020.

InfuSystem Holdings, Inc.

By:     /s/ Scott Shuda

Name: Scott Shuda

Title: Chairman of the Board

     /s/ Richard A. DiIorio

Richard A. DiIorio